EXHIBIT  3.1
ARTICLES OF INCORPORATION
Filed 3/1/2004
Secretary of State, State of Illinois
Filing Fee: $150.00; Franchise Tax $25.00; Total $175.00; File # 63399264; Approved: BE
1.	CORPORATE NAME: METROCORP MERGER CORPORATION

2.	Initial Registered Agent: Gary D. Andersen

Initial Registered Office: 1523 8th Street, East Moline, IL 61244, County of Rock Island

3.	Purpose or purposes for which the corporation is organized: The transaction of any or lawful purposes for which corporations may be incorporated under the Illinois Business Corporation Act of 1983.

4.	Authorized Shares, Issued Shares and Consideration Received:
Class: common; Number of Shares Authorized: 3,000,000; Number of Shares Proposed to be issued: 100; Consideration to be Received Therefor: $1,000.00; Total $1,000.00

The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are: par value is two dollars per share ($2.00).

5.	Optional:
(a)	Number of directors constituting the initial board of directors or the corporation: seven

(b)	Names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify:

Name	Address
Ben H. Ryan, Jr.	2600 5th Court, East Moline, IL 61244
Gary D. Andersen	524 48th Avenue, East Moline, IL 61244
Jay Van Paemel	469 Ravine Avenue, Port Byron, IL 61275
Nancy R. Hamilton	2328 8th Street, East Moline, IL 61244
Dan Ligino	1407 19th Street, East Moline, IL 61244
Jeffry F. Guthrie	2174 10th Street Place, East Moline, IL 61244
David A. Skinner	3410 76th Street, Moline, IL 61265
6.	Optional:
(a) It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be: $1,000
(b) It is estimated that the value of the property to be located within the State of Illinois during the following year will be: $1,000
(c) It is estimated that the gross amount of business that will be transacted by the corporation during the following year will be: $100
(d) It is estimated that the gross amount of business that will be transacted from places of business in the State of Illinois during the following year will be: $100
7.	Optional: Other Provisions, e.g., authorizing preemptive rights, denying cumulative voting, regulating internal affairs, voting majority requirements, fixing a duration other than perpetual, etc.

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Illinois may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Illinois law or on the application of trustees in dissolution order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Meetings of stockholders may be held within or without the State of Illinois, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Illinois at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Except as by-laws adopted by the stockholders may provide for a greater quorum requirement, a majority of the then outstanding shares of stock shall constitute a quorum at any meeting of the stockholders. Except as by-laws adopted by the stockholders may provide for a greater voting requirement, and except as provided below with respect to action on an Extraordinary Corporate Event (defined below), action on a matter other than the election of directors is approved if a quorum of all then outstanding shares of stock in the Corporation exists and such action is approved by the affirmative vote of a majority of such quorum. Any by-law adding, changing, or deleting a greater quorum or voting requirement for stockholders shall meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever are greater. Voting on Extraordinary Corporate Events shall be governed by the following three ruler.
(a) Extraordinary “Corporate Event. An “Extraordinary Corporate Event” shall mean an amendment to these Articles of Incorporation; a plan of merger or consolidation; the sale, lease, change, transfer or other disposition of all or substantially all of the assets of the Corporation; the granting of consent to the disposition of property other than in the ordinary course of business by an entity controlled by the Corporation; and a plan for the liquidation or dissolution of the Corporation.

(b) Events Approved by the Board. With respect to action approved by the affirmative vote of a majority of the directors then in office on an Extraordinary Corporate Event, such action shall be approved by the affirmative vote of two-thirds of all then outstanding shares of stock in the Corporation entitled at the time to vote on such action.

(c) Events Not Approved by Board. With respect to an action not approved by the affirmative vote of a majority of the directors then in office on an Extraordinary Corporate Event, such action shall be approved by the affirmative vote of 80 percent of the then outstanding shares of stock of the Corporation entitled at the time to vote on such action.

Officers of the Corporation or the Corporation’s subsidiaries shall not receive compensation, consideration or a promise of compensation or consideration from a company merging with the Corporation or surviving an acquisitions of the Corporation, in connection with a merger or acquisition, unless said compensation or consideration has been approved in advance by the board of directors of the Corporation. Compensation and consideration shall include, but shall not be limited to, employment contracts, bonuses, stock options, stock awards or other benefits associated with an acquisition or merger.

8.	Name(s) and Address(es) of Incorporator(s):

The undersigned incorporator(s) hereby declare(s), under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true.

Dated: February 9, 2004

Signature and Name	Address
METROCORP, INC.	1523 8th Street, East Moline, IL 61244

a Delaware corporation

By /s/ Gary D. Andersen, President	524 48th Avenue, East Moline, IL 61244

Attest:

/s/ Jay Van Paemel, Secretary	469 Ravine Avenue, Port Byron, IL 61275

ARTICLES OF MERGER,
CONSOLIDATION OR EXCHANGE
Filed Apr 12, 2004
Secretary of State, State of Illinois
Filing Fee: $100.00; File # 6339-926-4; Approved: LT
1.	Names of the corporations proposing to merge, and the state or country of their incorporation:

State or
County of
Name of Corporation	Incorporation	Corporation File Number
METROCORP, INC.	Delaware	F5041-934-7
METROCORP MERGER CORPORATION	Illinois	D6339-926-4
2.	The laws of the state or country under which each corporation is incorporated permits such merger, consolidation or exchange.
3.    (a)      Name of the surviving corporation: METROCORP MERGER CORPORATION
       (b)      it shall be governed by the laws of: Illinois
4.	Plan of merger is as follows: See attached merger agreement

5.	Plan of merger was approved, as to each corporation not organized in Illinois, in compliance with the laws of the state under which it is organized, and (b) as to each Illinois corporation, as follows: (The following items are not applicable to mergers under §11.30 — 90% owned subsidiary provisions. See Article 7.)

Name of Corporation
METROCORP MERGER CORPORATION	By the shareholders, a resolution of the board
of directors having been duly adopted and submitted
to a vote at a meeting of shareholders. Not less
than the minimum number of votes required by statute
and by the articles of incorporation voted in favor of
the action taken. (§11.20)
6.	Not applicable if surviving, new or acquiring corporation is an Illinois corporation: Not applicable

7.	If reporting a merger under §11.30—90% owned subsidiary provisions: Not applicable

8.	The undersigned corporations have caused these articles to be signed by their duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

Dated: March 15, 2004	Exact Name of Corporation: METROCORP, INC.

/s/ Gary D. Andersen, President

Dated March 15, 2004	Exact Name of Corporation: METROCORP MERGER CORPORATION

/s/ Gary D. Andersen, President

MERGER AGREEMENT AND
PLAN OF REORGANIZATION
          THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of the 15th day of March, 2004, by METROCORP, INC., a Delaware corporation (“Metro”), and METROCORP MERGER CORPORATION, an Illinois corporation (“MMC”).
          WHEREAS, Metro is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, in the business of owning and operating commercial banks and is a corporation organized under the laws of the State of Delaware on the 27th day of August 1973;
          WHEREAS, MMC is an Illinois corporation formed on March 1, 2004 to transact any or lawful purposes for which a corporation may be incorporated under Illinois law, and
          WHEREAS, the Boards of Directors of Metro and MMC have each approved and authorized the terms and provisions of this Agreement; and
          WHEREAS, Metro created MMC, totally funded MMC, and owns all issued and outstanding shares of MMC.
          NOW, THEREFORE, in consideration of these premises and the covenants contained herein, the parties hereto enter into this Agreement and prescribe the terms and conditions of the consolidation and the manner of carrying it into effect as follows:
ARTICLE I
DEFINITIONS
          1.1 “Bank” shall mean Metrobank, N.A., a national banking association.
          1.2 “Code” shall mean the Internal Revenue Code of the United States, as amended.
          1.3 “Effective Date”, shall mean the date of consummation of the Merger as specified in the Acknowledgment of Merger to be issued by the Illinois Secretary of State, subject to a similar acknowledgment being issued by the Delaware Secretary of State, after the filing of the Articles of Merger in both states.
          1.4 “Merger”, shall mean the merger of Metro with and into MMC, as described more fully herein.
          1.5 “Metro Shareholders” shall mean the holders of record of the common stock of Metro.
          1.6 “Metro Stock”, shall mean the $2.00 par value common stock of Metro, of which 300,000 shares are authorized, 249,003 shares are issued, and 137,549 shares are outstanding.
          1.7 “Proxy” shall mean the proxy card distributed to Metro Shareholders prior to the Shareholders’ Meeting naming the individuals who will act as proxies with respect to the Metro Shares represented thereby for the purpose of approving this Agreement and the Merger at the Shareholders’ Meeting.
          1.8 “Shareholders’ Meeting” shall mean the Annual Meeting of Shareholders of Metro called for the purpose of approving and ratifying the terms and conditions of this Agreement and the Merger held on December 15, 2003.

          1.9 “Surviving Corporation”, shall mean MMC, after the Effective Date, as the corporation surviving the Merger, and MMC shall assume the name of “Metrocorp, Inc.” upon the Effective Date.
ARTICLE II
PLAN OF REORGANIZATION,
          2.1 Merger. Upon the Effective Date, Metro shall merger with and into MMC and the separate corporate existence of Metro shall thereafter cease. The Surviving Corporation, MMC, shall operate under the Articles of Incorporation and Bylaws of MMC, and shall continue to hold the Bank as its principal business. Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to change the name of the corporation to “Metrocorp, Inc.” All minutes, resolutions, and policies of the Delaware corporation of Metro shall be deemed to be the minutes, resolutions, and policies of MMC for all intents and purposes.
          2.2 Effect of the Merger.
                2.2.1 Assets and Rights. Upon the merger becoming effective, all rights, privileges, and franchises of Metro, and all debts and liabilities due or to become due to Metro, including every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall have and hold the same in its own right as fully as the same was possessed and held by Metro.
                2.2.2 Liabilities. Upon the merger becoming effective, all debts, liabilities, and obligations due or to become due, all claims or demands for any cause existing against Metro shall be and become the debts, liabilities, obligations of and the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.
                2.23 Accounting. From and after the Effective Date, the assets and liabilities of Metro and of MMC shall be entered on the books of MMC at the amounts at which they shall be carried at such time on the respective books of Metro and of MMC, subject to such inter-corporate adjustments or eliminations, if any, as may be required to give effect to the merger, and, subject to such action as may be taken by the Board of Directors of MMC, in accordance with generally accepted accounting principles, the capital and surplus of MMC shall be equal to the capital and surplus of Metro as it existed immediately prior to the Effective Date.
                2.2.4 Board of Directors. Upon the Effective Date, the Board of Directors of the Surviving Corporation shall consist of all the persons who are directors of Metro immediately prior to the Effective Date.
                2.2.5 Stock Records. After the close of business on March 15, 2004, the Metro record date, there shall be no transfer of Metro Stock on the stock records of Metro. The Surviving Corporation shall be entitled to rely upon the stock records of Metro to establish the identity of the Shareholders entitled to receive consideration under the terms of this Agreement, and the stock records of Metro shall be conclusive for such purpose. In the event of a dispute with respect to ownership of Metro Stock, the Surviving Corporation shall be entitled to interplead any such consideration and thereby be relieved of liability with respect to competing claims.
                2.2.6 Stock Certificates. Upon the Effective Date, each share of Metro Stock automatically shall be converted into a corresponding share of MMC Stock and, from and after the Effective Date, the holders of all of said issued and outstanding shares of Metro automatically shall be and become holders of shares of MMC upon the basis above specified, whether or not certificates representing said shares are then issued and delivered. Each warrant, option or other derivative security to purchase or sell common stock of Metro which is effective immediately prior to the Effective Date shall be converted into a warrant, option or other derivative security to purchase or sell common stock of MMC, as of the Effective Date. Such instruments shall be exercisable in accordance with their terms and conditions. On each matter on which common stock shall vote, each common share shall be entitled to one vote. Shareholders shall be entitled to surrender certificates of Metro to receive in exchange a certificate representing a like number of shares of MMC, pursuant to the terms of Article III of this Agreement Until so surrendered, each outstanding certificate which prior to the effective time of the merger represented one or more shares of common stock of Metro shall be deemed for all corporate purposes to evidence ownership of the same number of shares of common stock of MMC.
                2.3 Service of Process. MMC, as the Surviving Corporation, agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at Metrocorp, Inc., 1523 — 8th Street, East Moline, Illinois 61244.
                2.4 Further Assurances. Metro and MMC each agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable, in order to evidence the transfer, vesting or devolution of any estate property, right, privilege or franchise or to vest or perfect in or conform to the Surviving Corporation, its successors and assigns, title to and possession of all the estates property, powers, rights, privileges, franchises and interests referred to in this Article II and otherwise to carry out the intent and purposes hereof.
ARTICLE III
EXCHANGE OF SHARES
          3.1 Shareholders Who Are to Receive MMC Shares. Upon the Effective Date, each share of Metro Stock held of record by a Metro Shareholder shall, upon completion of a Letter of Transmittal, be entitled to receive one share of MMC Stock.
                Metro Shareholders wishing to exchange Metro shares for MMC shares shall, after the Effective Date, tender their certificates formerly representing their shares of Metro to MMC pursuant to a Letter of Transmittal MMC will mail to them at the address shown on the stock records of Metro. The Letter of Transmittal shall provide that result of loss as to such certificates shall pass to MMC only upon delivery of such certificates. Each Metro Shareholder who surrenders for exchange certificates representing shares of Metro, together with a duly executed Letter of Transmittal to MMC will, upon acceptance by MMC, be entitled to receive shares of MMC in exchange for such shares of Metro. MMC shall accept certificates and Letters of Transmittal which comply with terms and instructions it may impose to effect an orderly exchange. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as MMC may reasonably require and as set out in the Letters of Transmittal furnished to the Metro Shareholders.

                3.2 MMC shall prepare and deliver to Metro Shareholders the appropriate Letters of Transmittal for the exchange of Metro Shares for MMC Shares.
                3.3 MMC Shareholder. Upon the Effective Date, each share of MMC Stock held of record by an MMC shareholder shall, without further action, be canceled and extinguished. This provision refers only to the shares of MMC held by Metro prior to the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          4.1 Representations and Warranties of MMC. MMC represents and warrants to Metro as follows:
                4.1.1 Organization and Authority. MMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.
                4.1.2 Capitalization. MMC has 300,000 authorized shares of common stock, with 100 shares of common stock issued and outstanding as of the close of business on March 15, 2004, and no other shares of stock of MMC will be issued prior to the Effective Date, and no shares of MMC will be redeemed or otherwise purchased as treasury shares prior to the Effective Date. No equity security of MMC is required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any nature relating to shares of stock of MMC or of any subsidiary, and there are no contracts, commitments, understandings or arrangements by which MMC is bound to issue additional shares of its stock or any option, warrant or right to purchase or acquire any additional shares of its stock. All of the issued and outstanding shares of MMC are fully paid and nonassessable.
                4.1.3 Authorization. MMC has the corporate power and authority to enter into this Agreement to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by MMC and the consummation of the transactions contemplated by this Agreement have been authorized by the Board of Directors of MMC and its shareholder, Metro. This Agreement is a valid and binding obligation of MMC, enforceable against MMC in accordance with its terms. The execution and performance of this Agreement by MMC will not violate, conflict with or result in a breach of any provision of or constitute a default under or result in the termination of, or accelerate the performance required by, or result in right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance of any of the properties or assets of MMC under its Articles of Incorporation, Bylaws, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MMC is a party, and will not violate any judgment, ruling, order, writ, injunction, statute, rule or regulation applicable to MMC or any of its properties or assets.
          4.2 Representations and Warranties of Metro. Metro represents and warrants to MMC as follows:
                4.2.1 Organization and Authority. Metro is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to so business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and failure to be so qualified would have a material adverse effect on Metro, its corporate power and its authority to do business.
                4.2.2 Capitalization. Metro has 300,000 authorized shares of common stock, with 249,003 shares of common stock issued and 137,549 shares of common stock outstanding as of the close of business on March 15, 2004, and no other shares of stock of Metro will be issued prior to the

Effective Date, and no shares of Metro will be redeemed or otherwise purchased as treasury shares prior to the Effective Date. All of the outstanding shares of Metro are fully paid and nonassessable.
                4.2.3 Authorization. Metro has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Metro and the consummation of the transactions contemplated by this Agreement have been authorized by the Board of Directors of Metro, submitted to the shareholders of Metro by Proxy, and was approved at the Shareholders’ Meeting. This Agreement is a valid and binding obligation of Metro, enforceable against Metro in accordance with its terms. The execution and performance of this Agreement by Metro will not violate, conflict with or result in a breach of any provision of or constitute a default under or result in the termination of, or accelerate the performance required by, or result in right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance of any of the properties or assets of Metro under its Articles of Incorporation, Bylaws, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Metro is a party, and will not violate any judgment, ruling, order, writ, injunction, statute, rule or regulation applicable to Metro or any of its properties or assets.
ARTICLE V
CONDITIONS AND TERMINATION
          5.1 Conditions. Effectuation of the Merger as herein provided for is conditioned upon:
                5.1.1 Ratification and confirmation of this Agreement by a vote of at least two-thirds of the outstanding shares of Metro Stock as required by law and Metro’s Articles of Incorporation, which was satisfied at the Shareholders’ Meeting; and
                5.1.2 Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Merger.
          5.2 Termination. This Agreement may be terminated prior to the Effective Date of the Merger by Metro by written notice delivered to MMC, authorized and approved by resolution adopted by the Board of Directors of Metro, if:
                5.2.1 Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Merger which shall make consummation of the Merger inadvisable in the opinion of the Board of Directors of Metro; or
                5.2.2 Any action, consent or approval, governmental or otherwise which is, or in the opinion of counsel for Metro may be, necessary to permit or enable Metro, upon and after the Merger, to conduct all or any part of the business and activities of Metro up to the time of Merger, in the manner in which such activities and business are then conducted, shall not have been obtained; or
                5.2.3 For any other reason consummation of the Merger is inadvisable in the opinion of the Board of Directors of Metro.
          5.3 Release. Upon termination by written notice as provided in Section 5.2, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of Metro, MMC or the directors, officers, employees, agents or shareholders or either of them, and all such parties shall be released from all such liability.

ARTICLE VI
MISCELLANEOUS
          6.1 Waivers and Amendment. Any term or condition of this Agreement may be waived at any time by a party entitled to the benefit thereof if such waiver is in writing and, when applicable, if authorized by the Board of Directors of such party. This Agreement may be amended at any time prior to the Effective Date of the Merger if such amendment is in writing and is approved by the Board of Directors of each of the parties hereto.
          6.2 Entire Agreement. This Agreement contains the entire agreement between the parties hereto, with respect to the transactions effected by this Agreement and any related transactions, and supercedes all prior arrangements or understandings, whether oral or written, among the parties with respect thereto.
          6.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument but all such counterparts together shall constitute but one agreement
          6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois except to the extent that Delaware law applies or that federal law may preempt any of the terms, conditions or provisions hereof in which extent federal law will govern the terms of this Agreement
          6.5 Notices. All notices which are required to be given or may be given to the parties pursuant to the terms of this Agreement shall be sufficient in all respects if given in writing and delivered personally or by prepaid express mail or courier as follows:

METRO:	Gary D. Andersen, President
METROCORP, INC.
1523 — 8th Street
East Moline, IL 61244-2190

MMC:	Gary D. Andersen, President
METROCORP MERGER CORPORATION
1523 — 8th Street
East Moline, IL 61244-2190
     IN WITNESS WHEREOF, Metro and MMC have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written, and directors constituting a majority of the Board of Directors of each such entity have hereunto subscribed their names.

METROCORP, INC.

Attest:

/s/ J. Van Paemel, Secretary and Director	/s/ Gary D. Andersen, President and Director

METROCORP MERGER CORPORATION

Attest:

/s/ J. Van Paemel, Secretary and Director	/s/ Gary D. Andersen, President and Director

ARTICLE OF AMENDMENT
Secretary of State, State of Illinois
Filing Fee: $50.00; File # 2004-13210; Approved: NGZ
1.	CORPORATE NAME: METROCORP, INC.

2.	MANNER OF ADOPTION OF AMENDMENT:

The following amendment of the Articles of Incorporation was adopted on April 19, 2004 in the manner indicated below.

By the shareholders, in accordance with Section 10.20, a resolution of the board of directors having been duly adopted and submitted to the shareholders. At a meeting of shareholders, not less than the minimum number of votes required by statute and by the articles of incorporation were voted in favor of the amendment.*

3.	TEXT OF AMENDMENT:
a. When amendment effects a name change, insert the new corporate name below. Use
Page 2 for all other amendments.
Article I: The name of the corporation is:
b. (if amendment affects the corporate purpose, the amended purpose is required to be set forth in its entirety. If there is not sufficient space to do so, add one or more sheets of this size.)
Paragraph 2 of Article 4 of the Articles of Incorporation shall be amended to decrease the par value per share from $2.00 to $.20.
*The effective time and date of the document is the later of the following:
a. the time of filing on the date it is filed;
b. the time specified in the document on the date it is filed;
c. the time and date specified in the document, not later than 90 days after the date it is filed.

APPLICATION FOR AMENDED CERTIFICATE OF AUTHORITY
To the Secretary of State of the State of Iowa:
Pursuant to section 1504 of the Iowa Business Corporation Act, the undersigned corporation applies for an amended certificate of authority to transact business in Iowa, and states:
1.	The name of the corporation is METROCORP, INC. and the name the corporation uses in Iowa if different than its real name is (SAME). The corporate name has been changed to (UNCHANGED).

2.	The state (or foreign country) of incorporation on the records of the Secretary of State of Iowa is Delaware. The state (or foreign country) of incorporation has been changed to Illinois.

3.	The duration of the corporation on the records of the Secretary of State of Iowa is perpetual. The duration has been changed to (Unchanged).

4.	The date of incorporation of the corporation was August 27, 1973.

5.	The street address of its principal office is 1523 — 8th Street, East Moline, Illinois 61244.

6.	The street address of its registered office in Iowa and the name of its registered agent at that office: Marcus V. Hobert, 2322 East Kimberly Road, Davenport, Iowa 52807.

7.	The names and business addresses of its current directors and officers:

Gary D. Andersen, Director and President, 524 — 48th Avenue, East Moline, Illinois 61244 Jay Van Paemel, Director and Secretary, 469 Ravine Avenue, Port Byron, IL 61275 Ben H. Ryan, Jr., Director and Chairman, 2600 — 5th Court, East Moline, IL 61244 Nancy R. Hamilton, Director and Vice President, 2328 — 8th Street, East Moline, IL 61244

See attached supplement

8.	A certificate of existence, or a document of similar import, duly authenticated by the official having custody of corporate records in the state or county of incorporation, accompanies this application.

9.	Signature /s/ Gary D. Andersen, President

REPORT FOLLOWING MERGER OR CONSOLIDATION
Franchise Tax: $981.82; Filing Fee: $5.00; Total $986.82
File # 6339-926-4; Date: Apr 14, 2004; Approved: LT
Secretary of State, State of Illinois
1.	CORPORATE NAME: METROCORP, INC.

2.	STATE OR COUNTRY OF INCORPORATION: Illinois

3.	Issued shares of each corporation party to the merger prior to the merger:

			Par	Number
Corporation	Class	Series	Value	of Shares
METROCORP, INC.	common	none	2.00	249,003
METROCORP MERGER CORPORATION	common	none	2.00	100
4.	Paid-in Capital of each corporation party to the merger prior to the merger:

Corporation	Paid-in Capital
METROCORP, INC.	$4,789,079
METROCORP MERGER CORPORATION	$1,000
5.	Description of the merger: (Include effective date and a brief explanation of the conversion as stated in the plan of merger.) METROCORP, INC., a Delaware created, totally funded, and wholly owns METROCORP MERGER CORPORATION. METROCORP shareholders receive shares of surviving corporation on a 1 to 1 basis and existing shares of METROCORP MERGER CORPORATION are canceled and extinguished. The purpose of the merger was to change the state of incorporation from Delaware to Illinois, to be effective when acknowledged by the respective secretary of states. [eff 4-12-04]
6.	Issued shares after merger:

Class	Series	Par Value	Number of Shares
common	none	2.0	249,003
7.	Paid-in Capital of the surviving or new corporation: $4,789,079. (“Paid-in Capital” replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts.)
8.	The undersigned corporation has caused this statement to be signed by a duly authorized officer who affirms, under penalties of perjury, that the facts stated herein are true:
     Dated Apr. 12, 2004           METROCORP, INC.

/s/ Gary Andersen, President